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                                                                    EXHIBIT 99.1



               ROUGE INDUSTRIES, INC. EXPECTS TO BE QUOTED ON THE
                 OTC BULLETIN BOARD AFTER NYSE SUSPENDS TRADING

         Dearborn, Mich., March 19, 2003 -- Rouge Industries, Inc. (NYSE: ROU) announced today that prior to the opening on Monday, March 24, 2003, the New York Stock Exchange, Inc. ("NYSE") will suspend trading of the Company's class A common stock. The NYSE reached its decision because Rouge Industries has fallen below the NYSE's continued listing standards. Specifically, Rouge Industries' average closing price has been less than $1.00 over a consecutive 30-day trading period and its average global market capitalization has fallen below $15 million for more than a consecutive 30-day trading period.

         Rouge Industries expects that its common stock will be quoted on the OTC (over-the-counter) Bulletin Board under a new ticker symbol. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Additional information about the OTC Bulletin Board may be found at www.otcbb.com. Rouge Industries intends to issue a press release announcing its new ticker symbol when it has been assigned.

         Carl L. Valdiserri, chairman and chief executive officer of Rouge Industries said, "We are working with the NYSE to facilitate a smooth transition to the OTC Bulletin Board. We continue to remain focused on improving our profitability with the hope that this will be properly reflected in our stock price."


                              Safe Harbor Statement

This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations, uncertainty regarding the Company's ability to resolve the Double Eagle insurance claim and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.